Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contact:
July 24, 2025	Mark A. Herpich
Chief Financial Officer
(785) 565-2000

Landmark Bancorp, Inc. Announces Second Quarter 2025 Earnings per Share of $0.75

Declares Cash Dividend of $0.21 per Share

(Manhattan, KS, July 24, 2025) – Landmark Bancorp, Inc. (“Landmark”; Nasdaq: LARK) reported diluted earnings per share of $0.75 for the second quarter of 2025, compared to $0.81 per share in the first quarter of 2025 and $0.52 per share in the same quarter of the prior year. Net earnings for the second quarter totaled $4.4 million, compared to $4.7 million in the prior quarter and $3.0 million in the second quarter of 2024. For the three months ended June 30, 2025, the return on average assets was 1.11%, the return on average equity was 12.25% and the efficiency ratio(1) was 62.8%.

For the first six months of 2025, diluted earnings per share totaled $1.56 compared to $1.01 during the same period in 2024. Net earnings for the first six months of 2025 totaled $9.1 million, compared to $5.8 million in the first six months of 2024. For the six months ended June 30, 2025, the return on average assets was 1.16%, the return on average equity was 12.96%, and the efficiency ratio(1) was 63.4%.

Second Quarter 2025 Performance Highlights

●	Total gross loans increased in the second quarter 2025 by $42.9 million, an annualized increase of 16.0% over the prior quarter.
●	The net interest margin improved 7 basis points to 3.83% compared to 3.76% in prior quarter and 3.25% in the second quarter of the prior year.
●	Net interest income increased $564,000, or 4.3%, in the second quarter of 2025, and increased $2.7 million, or 24.7%, from the same quarter of the prior year.
●	Deposits increased $23.4 million, or 1.9%, from the same quarter of the prior year, and declined $61.9 million from the prior quarter.
●	Total assets increased $46.7 million, or 11.9% annualized, compared to the prior quarter.
●	Credit quality remained stable with net charge-offs totaling $40,000 in the second quarter.
●	Stockholders’ equity increased $5.7 million, and the ratio of equity to assets increased to 9.13% in the second quarter.

In making this announcement, Abby Wendel, President and Chief Executive Officer of Landmark, commented, “I am pleased to report continued strong net earnings this quarter driven by growth in loans and net interest income. Loan demand remained strong in the second quarter of 2025, especially for commercial, commercial real estate and residential mortgage loans as total gross loans increased by $42.9 million or 16.0% annualized. Despite a decrease in total deposits in the second quarter, we have sustained year-over-year growth of $23.4 million, or 1.9%. The strong growth in our loan portfolio led to net interest income growth of 24.7% over the previous year and continued expansion in our net interest margin, which increased to 3.83%. Non-interest income increased by 8.0% this quarter compared to the prior quarter and expenses were well controlled. Credit quality remained solid overall with minimal net charge-offs. A provision for credit losses of $1.0 million was recorded this quarter to reflect the growth in loans and higher reserves against individually evaluated loans on non-accrual. Our strong performance is a direct result of the daily commitment and effort our associates put into making Landmark the top choice for both customers and investors.”

Landmark’s Board of Directors declared a cash dividend of $0.21 per share, to be paid August 27, 2025, to common stockholders of record as of the close of business on August 13, 2025.

Management will host a conference call to discuss the Company’s financial results at 10:00 a.m. (Central time) on Friday, July 25, 2025. Investors may participate via telephone by dialing (833) 470-1428 and using access code 703723. A replay of the call will be available through August 1, 2025, by dialing (855) 762-8306 and using access code 160217.

(1) Non-GAAP financial measure. See the “Non-GAAP Financial Measures” section of this press release for a reconciliation.

Net Interest Income

Net interest income in the second quarter of 2025 totaled $13.7 million representing an increase of $564,000, or 4.3%, compared to the previous quarter and an increase of $2.7 million, or 24.7%, in the same quarter of the prior year. The increase in net interest income this quarter was driven by higher interest income on loans and lower interest expense on deposits. The net interest margin increased to 3.83% during the second quarter from 3.76% during the prior quarter and 3.25% in the second quarter of the prior year. Compared to the previous quarter, interest income on loans increased $791,000 to $17.2 million, due to higher average balances combined with higher yields on loans. Average loan balances increased $33.3 million, while the average tax-equivalent yield on the loan portfolio increased 3 basis points to 6.37%. Interest on investment securities declined slightly due to lower balances, partially offset by higher earning rates. Compared to the first quarter of 2025, interest on deposits decreased $92,000, or 1.8%, due to lower rates and balances. Interest on other borrowed funds increased by $284,000, due to higher average balances. The average rate on interest-bearing deposits decreased 3 basis points to 2.14% while the average rate on other borrowed funds decreased 11 basis points to 4.98% in the second quarter of 2025.

Non-Interest Income

Non-interest income totaled $3.6 million for the second quarter of 2025, an increase of $268,000 from the previous quarter. The increase in non-interest income during the second quarter of 2025 was primarily due to increases of $178,000 in gains on sales of loans and $88,000 in fees and service charges.

Non-Interest Expense

During the second quarter of 2025, non-interest expense totaled $11.0 million, an increase of $200,000, or 1.9%, compared to the prior quarter. The increase in non-interest expense was primarily due to increases of $233,000 in data processing expense and $101,000 in other non-interest expense. The increase in data processing expense resulted from the implementation of additional services added and account growth, while the increase in other non-interest expense was primarily due to higher losses at our captive insurance subsidiary. Partially offsetting those increases was a decline in professional fees related to lower consulting and legal expenses during the quarter.

Income Tax Expense

Landmark recorded income tax expense of $944,000 in the second quarter of 2025 compared to $1.0 million in the first quarter of 2025. The effective tax rate was 17.7% in the second quarter of 2025 compared to 17.8% in the first quarter of 2025.

Balance Sheet Highlights

As of June 30, 2025, gross loans totaled $1.1 billion, an increase of $42.9 million, or 16.0% annualized since March 31, 2025. During the quarter, loan growth was primarily comprised of one-to-four family residential real estate (growth of $21.5 million), commercial (growth of $13.4 million) and commercial real estate (growth of $10.9 million). Investment securities available-for-sale decreased $3.6 million during the second quarter of 2025 mainly due to maturities. Pre-tax unrealized net losses on the investment securities portfolio decreased from $17.1 million at March 31, 2025, to $13.9 million at June 30, 2025, mainly due to lower market rates for these securities at June 30, 2025.

Period end deposit balances decreased $61.9 million to $1.3 billion at June 30, 2025. The decline in deposits was driven by decreases in money market and checking accounts (decrease of $50.5 million), non-interest-bearing demand deposits (decrease of $16.5 million) and savings (decrease of $1.1 million), partially offset by an increase in certificates of deposit (increase of $6.2 million). The decrease in deposits was primarily driven by a decline in brokered deposits as well as lower core deposit balances at June 30, 2025. Total borrowings increased $105.9 million during the second quarter 2025 to fund asset growth and to offset lower deposit balances. At June 30, 2025, the loan to deposits ratio was 86.6% compared to 79.5% in the prior quarter.

Stockholders’ equity increased to $148.4 million (book value of $25.66 per share) as of June 30, 2025, from $142.7 million (book value of $24.69 per share) as of March 31, 2025. The increase in stockholders’ equity was due mainly to a decrease in accumulated other comprehensive losses (lower unrealized net losses on investment securities) along with net earnings during the quarter. The ratio of equity to total assets increased to 9.13% on June 30, 2025, from 9.04% on March 31, 2025.

The allowance for credit losses totaled $13.8 million, or 1.23% of total gross loans on June 30, 2025, compared to $12.8 million, or 1.19% of total gross loans on March 31, 2025. Net loan charge-offs totaled $40,000 in the second quarter of 2025, compared to $23,000 during the first quarter of 2025 and net recoveries of $52,000 in the second quarter of the prior year. A provision for credit losses on loans of $1.0 million was recorded in the second quarter of 2025 compared to no provision in the first quarter of 2025.

Non-performing loans totaled $17.0 million, or 1.52% of gross loans, at June 30, 2025, compared to $13.3 million, or 1.24% of gross loans, at March 31, 2025. Loans 30-89 days delinquent totaled $4.3 million, or 0.39% of gross loans, as of June 30, 2025, compared to $10.0 million, or 0.93% of gross loans, as of March 31, 2025.

About Landmark

Landmark Bancorp, Inc., the holding company for Landmark National Bank, is listed on the Nasdaq Global Market under the symbol “LARK.” Headquartered in Manhattan, Kansas, Landmark National Bank is a community banking organization dedicated to providing quality financial and banking services. Landmark National Bank has 29 locations in 23 communities across Kansas: Manhattan (2), Auburn, Dodge City (2), Fort Scott (2), Garden City, Great Bend (2), Hoisington, Iola, Junction City, La Crosse, Lawrence (2), Lenexa, Louisburg, Mound City, Osage City, Osawatomie, Overland Park, Paola, Pittsburg, Prairie Village, Topeka (2), Wamego and Wellsville, Kansas. Visit www.banklandmark.com for more information.

Special Note Concerning Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of Landmark. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of our management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this press release, including forward-looking statements, speak only as of the date they are made, and Landmark undertakes no obligation to update any statement in light of new information or future events. A number of factors, many of which are beyond our ability to control or predict, could cause actual results to differ materially from those in our forward-looking statements. These factors include, among others, the following: (i) the strength of the local, state, national and international economies and financial markets, including the effects of inflationary pressures and future monetary policies of the Federal Reserve in response thereto; (ii) effects on the U.S. economy resulting from the threat or implementation of new, or changes to, existing policies, regulations, regulatory and other governmental agencies and executive orders, including tariffs, immigration policy, regulatory and other governmental agencies, DEI and ESG initiatives, consumer protection, foreign policy and tax regulations; ; (iii) changes in interest rates and prepayment rates of our assets; (iv) increased competition in the financial services sector and the inability to attract new customers, including from non-bank competitors such as credit unions and “fintech” companies; (v) timely development and acceptance of new products and services; (vi) rapid and expensive technological changes implemented by us and other parties in the financial services industry, including third-party vendors, which may be more difficult to implement or more expensive than anticipated or which may have unforeseen consequence to us and our customers, including the development and implementation of tools incorporating artificial intelligence; (vii) our risk management framework; (viii) interruptions in information technology and telecommunications systems and third-party services; (ix) the economic effects of severe weather, natural disasters, widespread disease or pandemics, or other external events; (x) the loss of key executives or employees; (xi) changes in consumer spending; (xii) integration of acquired businesses; (xiii) the commencement, cost and outcome of litigation and other legal proceedings and regulatory actions against us or to which the Company may become subject; (xiv) changes in accounting policies and practices, such as the implementation of the current expected credit losses accounting standard; (xv) the economic impact of past and any future terrorist attacks, acts of war, including ongoing conflicts in the Middle East and the Russian invasion of Ukraine, or threats thereof, and the response of the United States to any such threats and attacks; (xvi) the ability to manage credit risk, forecast loan losses and maintain an adequate allowance for loan losses; (xvii) fluctuations in the value of securities held in our securities portfolio; (xviii) concentrations within our loan portfolio and large loans to certain borrowers (including commercial real estate loans); (xix) the concentration of large deposits from certain clients who have balances above current FDIC insurance limits and may withdraw deposits to diversify their exposure; (xx) the level of non-performing assets on our balance sheets; (xxi) the ability to raise additional capital; (xxii) the occurrence of fraudulent activity, breaches or failures of our or our third-party vendors’ information security controls or cybersecurity-related incidents, including as a result of sophisticated attacks using artificial intelligence and similar tools or as a result of insider fraud; (xxiii) declines in real estate values; (xxiv) the effects of fraud on the part of our employees, customers, vendors or counterparties; (xxv) the Company’s success at managing and responding to the risks involved in the foregoing items; and (xxvi) any other risks described in the “Risk Factors” sections of reports filed by Landmark with the Securities and Exchange Commission. These risks and uncertainties should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements. Additional information concerning Landmark and its business, including additional risk factors that could materially affect Landmark’s financial results, is included in our filings with the Securities and Exchange Commission.

LANDMARK BANCORP, INC. AND SUBSIDIARIES

Consolidated Balance Sheets (unaudited)

	June 30,	March 31,	December 31,	September 30,	June 30,
(Dollars in thousands)	2025	2025	2024	2024	2024
Assets
Cash and cash equivalents	$25,038	$21,881	$20,275	$21,211	$23,889
Interest-bearing deposits at other banks	3,463	3,973	4,110	4,363	4,881
Investment securities available-for-sale, at fair value:
U.S. treasury securities	51,624	58,424	64,458	83,753	89,325
Municipal obligations, tax exempt	100,802	101,812	107,128	112,126	114,047
Municipal obligations, taxable	75,037	70,614	71,715	75,129	74,588
Agency mortgage-backed securities	124,979	125,142	129,211	140,004	142,499
Total investment securities available-for-sale	352,442	355,992	372,512	411,012	420,459
Investment securities held-to-maturity	3,730	3,701	3,672	3,643	3,613
Bank stocks, at cost	10,946	6,225	6,618	7,894	9,647
Loans:
One-to-four family residential real estate	377,133	355,632	352,209	344,380	332,090
Construction and land	26,373	28,645	25,328	23,454	30,480
Commercial real estate	370,455	359,579	345,159	324,016	318,850
Commercial	204,303	190,881	192,325	181,652	178,876
Agriculture	100,348	101,808	100,562	91,986	84,523
Municipal	6,938	7,082	7,091	7,098	6,556
Consumer	32,234	31,297	29,679	29,263	29,200
Total gross loans	1,117,784	1,074,924	1,052,353	1,001,849	980,575
Net deferred loan (fees) costs and loans in process	(615)	(426)	(307)	(63)	(583)
Allowance for credit losses	(13,762)	(12,802)	(12,825)	(11,544)	(10,903)
Loans, net	1,103,407	1,061,696	1,039,221	990,242	969,089
Loans held for sale, at fair value	4,773	2,997	3,420	3,250	2,513
Bank owned life insurance	39,607	39,329	39,056	39,176	38,826
Premises and equipment, net	19,654	19,886	20,220	20,976	20,986
Goodwill	32,377	32,377	32,377	32,377	32,377
Other intangible assets, net	2,275	2,426	2,578	2,729	2,900
Mortgage servicing rights	3,082	3,045	3,061	3,041	2,997
Real estate owned, net	167	167	167	428	428
Other assets	23,904	24,894	26,855	23,309	28,149
Total assets	$1,624,865	$1,578,589	$1,574,142	$1,563,651	$1,560,754

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Non-interest-bearing demand	351,993	368,480	351,595	360,188	360,631
Money market and checking	562,919	613,459	636,963	565,629	546,385
Savings	148,092	149,223	145,514	145,825	150,996
Certificates of deposit	210,897	204,660	194,694	203,860	192,470
Total deposits	1,273,901	1,335,822	1,328,766	1,275,502	1,250,482
FHLB and other borrowings	155,110	48,767	53,046	92,050	131,330
Subordinated debentures	21,651	21,651	21,651	21,651	21,651
Repurchase agreements	5,825	6,256	13,808	9,528	8,745
Accrued interest and other liabilities	20,002	23,442	20,656	25,229	20,292
Total liabilities	1,476,489	1,435,938	1,437,927	1,423,960	1,432,500
Stockholders’ equity:
Common stock	58	58	58	55	55
Additional paid-in capital	95,266	95,148	95,051	89,532	89,469
Retained earnings	63,612	60,422	56,934	60,549	57,774
Treasury stock, at cost	-	-	-	(396)	(330)
Accumulated other comprehensive loss	(10,560)	(12,977)	(15,828)	(10,049)	(18,714)
Total stockholders’ equity	148,376	142,651	136,215	139,691	128,254
Total liabilities and stockholders’ equity	$1,624,865	$1,578,589	$1,574,142	$1,563,651	$1,560,754

LANDMARK BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Earnings (unaudited)

	Three months ended,			Six months ended,
	June 30,	March 31,	June 30,	June 30,	June 30,
(Dollars in thousands, except per share amounts)	2025	2025	2024	2025	2024
Interest income:
Loans	$17,186	$16,395	$15,022	$33,581	$29,512
Investment securities:
Taxable	2,163	2,180	2,359	4,343	4,787
Tax-exempt	701	719	759	1,420	1,523
Interest-bearing deposits at banks	48	48	40	96	103
Total interest income	20,098	19,342	18,180	39,440	35,925
Interest expense:
Deposits	5,144	5,236	5,673	10,380	11,130
FHLB and other borrowings	861	565	1,027	1,426	2,049
Subordinated debentures	358	357	418	715	830
Repurchase agreements	52	65	88	117	195
Total interest expense	6,415	6,223	7,206	12,638	14,204
Net interest income	13,683	13,119	10,974	26,802	21,721
Provision for credit losses	1,000	-	-	1,000	300
Net interest income after provision for credit losses	12,683	13,119	10,974	25,802	21,421
Non-interest income:
Fees and service charges	2,476	2,388	2,691	4,864	5,152
Gains on sales of loans, net	740	562	648	1,302	1,160
Bank owned life insurance	278	272	248	550	493
Losses on sales of investment securities, net	-	(2)	-	(2)	-
Other	132	138	133	270	315
Total non-interest income	3,626	3,358	3,720	6,984	7,120
Non-interest expense:
Compensation and benefits	6,234	6,154	5,504	12,388	11,036
Occupancy and equipment	1,244	1,252	1,294	2,496	2,684
Data processing	629	396	492	1,025	973
Amortization of mortgage servicing rights and other intangibles	238	239	256	477	668
Professional fees	540	745	649	1,285	1,296
Valuation allowance on real estate held for sale	-	-	979	-	1,108
Other	2,076	1,975	1,921	4,051	3,881
Total non-interest expense	10,961	10,761	11,095	21,722	21,646
Earnings before income taxes	5,348	5,716	3,599	11,064	6,895
Income tax expense	944	1,015	587	1,959	1,105
Net earnings	$4,404	$4,701	$3,012	$9,105	$5,790

Net earnings per share (1)
Basic	$0.76	$0.81	$0.52	$1.58	$1.01
Diluted	0.75	0.81	0.52	1.56	1.01
Dividends per share (1)	0.21	0.21	0.20	0.42	0.40
Shares outstanding at end of period (1)	5,783,312	5,778,610	5,743,044	5,783,312	5,743,044
Weighted average common shares outstanding - basic (1)	5,782,555	5,777,593	5,745,310	5,780,930	5,744,381
Weighted average common shares outstanding - diluted (1)	5,840,923	5,814,650	5,748,053	5,827,844	5,748,332

Tax equivalent net interest income	$13,851	$13,291	$11,167	$27,142	$22,075

(1) Share and per share values at or for the periods ended June 30, 2024 have been adjusted to give effect to the 5% stock dividend paid during December 2024.

LANDMARK BANCORP, INC. AND SUBSIDIARIES

Select Ratios and Other Data (unaudited)

	As of or for the			As of or for the
	three months ended,			six months ended,
	June 30,	March 31,	June 30,	June 30,	June 30,
(Dollars in thousands, except per share amounts)	2025	2025	2024	2025	2024
Performance ratios:
Return on average assets (1)	1.11%	1.21%	0.78%	1.16%	0.75%
Return on average equity (1)	12.25%	13.71%	9.72%	12.96%	9.30%
Net interest margin (1)(2)	3.83%	3.76%	3.21%	3.80%	3.16%
Effective tax rate	17.7%	17.8%	16.3%	17.7%	16.0%
Efficiency ratio (3)	62.8%	64.1%	67.9%	63.4%	70.0%
Non-interest income to total income (3)	20.9%	20.4%	25.3%	20.7%	24.7%

Average balances:
Investment securities	$363,878	$377,845	$437,136	$370,823	$447,034
Loans	1,081,865	1,048,585	955,104	1,065,317	950,420
Assets	1,592,939	1,574,295	1,545,816	1,583,669	1,550,739
Interest-bearing deposits	965,214	979,787	936,237	972,460	935,827
FHLB and other borrowings	74,007	48,428	72,875	61,288	72,747
Subordinated debentures	21,651	21,651	21,651	21,651	21,651
Repurchase agreements	6,683	8,634	11,524	7,653	12,947
Stockholders’ equity	$144,151	$139,068	$124,624	$141,623	$125,235

Average tax equivalent yield/cost (1):
Investment securities	3.34%	3.29%	3.04%	3.32%	2.99%
Loans	6.37%	6.34%	6.33%	6.36%	6.25%
Total interest-bearing assets	5.60%	5.53%	5.29%	5.56%	5.20%
Interest-bearing deposits	2.14%	2.17%	2.44%	2.15%	2.39%
FHLB and other borrowings	4.67%	4.73%	5.67%	4.69%	5.66%
Subordinated debentures	6.63%	6.69%	7.76%	6.66%	7.71%
Repurchase agreements	3.12%	3.05%	3.07%	3.08%	3.03%
Total interest-bearing liabilities	2.41%	2.38%	2.78%	2.40%	2.74%

Capital ratios:
Equity to total assets	9.13%	9.04%	8.22%
Tangible equity to tangible assets (3)	7.15%	6.99%	6.09%
Book value per share	$25.66	$24.69	$22.33
Tangible book value per share (3)	$19.66	$18.66	$16.19

Rollforward of allowance for credit losses (loans):
Beginning balance	$12,802	$12,825	$10,851	$12,825	$10,608
Charge-offs	(103)	(108)	(119)	(211)	(260)
Recoveries	63	85	171	148	305
Provision for credit losses for loans	1,000	-	-	1,000	250
Ending balance	$13,762	$12,802	$10,903	$13,762	$10,903

Allowance for unfunded loan commitments	$150	$150	$300

Non-performing assets:
Non-accrual loans	$16,984	$13,280	$5,007
Accruing loans over 90 days past due	-	-	-
Real estate owned	167	167	428
Total non-performing assets	$17,151	$13,447	$5,435

Loans 30-89 days delinquent	$4,321	$9,977	$1,872

Other ratios:
Loans to deposits	86.62%	79.48%	77.50%
Loans 30-89 days delinquent and still accruing to gross loans outstanding	0.39%	0.93%	0.19%
Total non-performing loans to gross loans outstanding	1.52%	1.24%	0.51%
Total non-performing assets to total assets	1.06%	0.85%	0.35%
Allowance for credit losses to gross loans outstanding	1.23%	1.19%	1.11%
Allowance for credit losses to total non-performing loans	81.03%	96.40%	217.76%
Net loan charge-offs to average loans (1)	0.01%	0.01%	-0.02%	0.01%	-0.01%

(1)	Information is annualized.
(2)	Net interest margin is presented on a fully tax equivalent basis, using a 21% federal tax rate.
(3)	Non-GAAP financial measures. See the “Non-GAAP Financial Measures” section of this press release for a reconciliation to the most comparable GAAP equivalent.

LANDMARK BANCORP, INC. AND SUBSIDIARIES

Non-GAAP Finacials Measures (unaudited)

	As of or for the			As of or for the
	three months ended,			six months ended,
	June 30,	March 31,	June 30,	June 30,	June 30,
(Dollars in thousands, except per share amounts)	2025	2025	2024	2025	2024

Non-GAAP financial ratio reconciliation:
Total non-interest expense	$10,961	$10,761	$11,095	$21,722	$21,646
Less: foreclosure and real estate owned expense	49	(50)	39	(1)	(11)
Less: amortization of other intangibles	(151)	(152)	(171)	(303)	(341)
Less: valuation allowance on real estate held for sale	-	-	(979)	-	(1,108)
Adjusted non-interest expense (A)	10,859	10,559	9,984	21,418	20,186

Net interest income (B)	13,683	13,119	10,974	26,802	21,721

Non-interest income	3,626	3,358	3,720	6,984	7,120
Less: losses on sales of investment securities, net	-	2	-	2	-
Less: gains on sales of premises and equipment and foreclosed assets	(9)	-	-	(9)	9
Adjusted non-interest income (C)	$3,617	$3,360	$3,720	$6,977	$7,129

Efficiency ratio (A/(B+C))	62.8%	64.1%	67.9%	63.4%	70.0%
Non-interest income to total income (C/(B+C))	20.9%	20.4%	25.3%	20.7%	24.7%

Total stockholders’ equity	$148,376	$142,651	$128,254
Less: goodwill and other intangible assets	(34,652)	(34,803)	(35,277)
Tangible equity (D)	$113,724	$107,848	$92,977

Total assets	$1,624,865	$1,578,589	$1,560,754
Less: goodwill and other intangible assets	(34,652)	(34,803)	(35,277)
Tangible assets (E)	$1,590,213	$1,543,786	$1,525,477

Tangible equity to tangible assets (D/E)	7.15%	6.99%	6.09%

Shares outstanding at end of period (F)	5,783,312	5,778,610	5,743,044

Tangible book value per share (D/F)	$19.66	$18.66	$16.19